Exhibit 99.1

Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third’s objectives, financial condition and results of operations for the third quarter of 2004.

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Management Discussion of Trends

Service Income

In general, management expects service income categories to exhibit positive trends on a core basis and an improving intermediate and long-term outlook. Specifically, by major category:

Electronic Payment Processing

Fifth Third expects third quarter electronic payment processing revenues to continue to exhibit strong trends on an operating basis with overall results expected to increase from second quarter levels. Excluding the revenue impact in the prior year period from certain out-of-footprint third-party sourced merchant processing contracts sold in the second quarter of 2004, representing approximately $22 million in quarterly revenue, processing revenues are expected to increase at a rate approximating 30 percent on a core year-over-year basis. Third quarter trends are representative of continuing momentum in attracting new customer relationships and modest softening in the level of retail sales activity during the quarter. Overall, pricing remains very competitive in this business, but Fifth Third continues to see significant opportunities to attract new financial institution customers and mid-sized and large retailers in addition to continuing to make progress in penetrating the petroleum industry.

Investment Advisors

Fifth Third expects third quarter investment advisory revenues to produce mid-single digit percentage growth over the third quarter of last year. Institutional money management and brokerage revenues continue to show strong improvement on new business with market sensitive income moderating from recent quarters due to the seasonality in certain tax related revenues. Fifth Third expects near and intermediate term revenue growth to be driven by the degree of success in continuing to drive the institutional money management business and in penetrating a large middle market commercial customer base with retirement and wealth planning services.

Deposit Service Revenue

Retail and commercial deposit account service revenues are expected to produce a high single digit percent year-over-year growth rate. Commercial deposit based service revenues continue to show solid underlying trends as our sales force continues to add new customers and deepen existing relationships with additional products and services. Retail based deposit service revenues are showing improvement over recent quarter trends with the success of the ongoing third quarter sales campaign and increased levels of account activity.

Mortgage Banking

Third quarter net mortgage banking revenues are expected to decline from the levels seen in the second quarter of 2004 but will continue to exceed the levels seen in the first quarter of this year. Origination volumes have remained fairly robust with strong purchase activity augmented by a more recent rebound in the level of refinance activity driving stronger than expected results. Third quarter volumes continue to be concentrated in predominantly adjustable rate mortgages and mortgage loans in process are expected to remain strong through the end of the quarter.

Expenses

Third quarter operating expenses are expected to decline compared to the third quarter of last year due to Fifth Third’s focus on efficiency initiatives and benefits from increasing levels of back office automation. Compared to the second quarter of this year and inclusive of the effects of an expense related to the early retirement of certain Federal Home Loan Bank advances in the second quarter, operating expenses are expected to decline by approximately $100 million.

Balance Sheet Trends and Net Interest Income

Extremely low short-term interest rates and steepness in the intermediate portion of the yield curve over the last couple of years have provided the banking industry and investors in general with an unprecedented opportunity to generate strong returns in a relatively low-risk manner. With the diminished risk of declining short-term interest rates, Fifth Third has undertaken significant initiatives to better position the balance sheet for rising interest rates. These initiatives have been undertaken despite the near term dampening impact on both margin and income trends in order to reduce interest rate risk and improve the long-term profile of Fifth Third. Some of these initiatives include:

•	The termination of approximately $2.2 billion in notional of receive-fixed/pay-variable interest rate swaps since June 30, 2004.

•	The increased contribution of variable investment securities in the available-for-sale portfolio from 7 percent at December 31, 2003 to 13 percent at August 31, 2004.

•	Increased rates being offered on interest bearing deposit accounts, including time deposits, in order to improve the funding profile.

•	Reducing the level of overnight wholesale funding on the balance sheet from an average of approximately $15 billion in the first quarter of 2004 to slightly less than $10 billion in the third quarter through August 31, 2004 with corresponding increases in longer average term funding.

•	In conjunction with these initiatives, Fifth Third expects to realize approximately $10-15 million in gains on certain available-for-sale securities.

Fifth Third expects these initiatives combined with relative flattening of the short-end of the yield curve during the quarter, and despite only modest contraction in loan and lease yields, to result in margin contraction in the third quarter of approximately 8-12 basis points from second quarter levels. Net interest income, on a taxable equivalent basis, is expected to increase at a mid-single digit rate over the same quarter last year. Margin trends in future periods will continue to be dependent upon the magnitude of deposit growth in relation to balance sheet growth and the speed of interest rate changes in the economy.

Other Balance Sheet Trends:

•	Loans and leases are expected to exhibit growth rates similar to those seen in recent periods due to middle-market commercial loan growth from customer additions, mitigated by some moderation in utilization rates from second quarter levels and continued strength in the level of consumer loan demand. Overall, average loans and leases, excluding held-for-sale, are expected to increase at a high teen annualized rate from second quarter levels.

•	Fifth Third is experiencing very solid linked quarter and year-over-year deposit growth across categories on the strength of the ongoing consumer deposit campaign in both the number of accounts and corresponding balances. August monthly average transaction deposits have increased in excess of $1.5 billion over June monthly averages. Fifth Third expects deposit pricing to continue to be very competitive with financial market conditions and is continuing to devote significant focus on attracting new checking account customers.

Credit Quality

Fifth Third is realistic about the difficulty in precisely estimating credit quality metrics. Fifth Third’s long history of conservative exposure limits, avoidance of national or sub-prime lending businesses, centralized credit risk management and diversified portfolio positions us well to effectively weather cycles and reduce the likelihood of significant unexpected losses. As a result of expected credit trends, an overall improving credit outlook and a return to historically strong loss rates on the commercial portfolio, Fifth Third does not expect a significant increase in the reserve for credit losses during the remainder of the year. On an overall basis:

•	Third quarter net charge-offs as a percentage of loans and leases are expected to be in the low 40 bps range.

•	The amount of nonperforming assets as a percentage of loans and leases is expected to improve from second quarter levels.

Other Events

Fifth Third will report third quarter earnings on October 14, 2004 prior to the market opening and will again host a conference call to be held the morning of the release.

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This report includes forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Registrant including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which the Registrant does business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect the Registrant or the businesses in which the Registrant is engaged; and (8) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.